Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-257092
Prospectus Supplement No. 12
(To Prospectus dated June 24, 2021)

470,681,133 SHARES OF COMMON STOCK
3,234,000 SHARES OF SERIES 1 PREFERRED STOCK
20,170,990 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
40,295,990 SHARES OF COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus dated June 24, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-257092). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2021, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
SoFi Technologies, Inc.’s common stock and warrants are quoted on the Nasdaq Global Select Market under the symbols “SOFI” and “SOFIW,” respectively. On November 17, 2021, the closing prices of our common stock and warrants were $21.12 and $9.64, respectively.
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 22 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 18, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 18, 2021
SoFi Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39606 (Commission File Number)	98-1547291 (I.R.S. Employer Identification No.)

	234 1st Street San Francisco, California	94105
	(Address of principal executive offices)	(Zip Code)
(855) 456-7634
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SOFI	The Nasdaq Global Select Market
Redeemable warrants, each whole warrant exercisable for one share of common stock, $0.0001 par value	SOFIW	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01     Other Events.
On November 15, 2021, SoFi Technologies, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc. (the “Underwriter”) and certain holders of shares of the Company’s common stock (the “Selling Stockholders”), relating to the public offering (the “Offering”) by the Selling Stockholders of 50 million shares of the common stock of the Company, par value $0.0001 per share (the “Common Stock”) at a price of $21.60 per share. On November 18, 2021, the Offering of 50 million shares of Common Stock by the Selling Stockholders to the Underwriter was completed.
The shares of Common Stock in the Offering were offered on a prospectus supplement, which amended and supplemented the prospectus dated June 24, 2021, which forms a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-257092), as previously supplemented by the prospectus supplements filed by the Company on June 30, 2021, August 12, 2021, August 16, 2021, September 29, 2021, September 30, 2021, October 4, 2021, November 5, 2021, November 10, 2021 and twice on November 15, 2021. The Company did not receive any proceeds from the Offering.
The Underwriting Agreement contains customary representations, warranties and covenants. It also provides for customary indemnification by each of the Company, the Selling Stockholders and the Underwriter against certain liabilities and customary contribution provisions in respect of those liabilities.
The Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated by reference. The foregoing description of the Underwriting Agreement does not purport to by complete and is qualified in its entirety by reference to such exhibit.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of November 15, 2021, by and among SoFi Technologies, Inc., Barclays Capital Inc., as underwriter, and the selling stockholders named therein
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SoFi Technologies, Inc.

Date: November 18, 2021	By:	/s/ Christopher Lapointe
	Name:	Christopher Lapointe
	Title:	Chief Financial Officer